QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT (a)(1)(B)

VALENTIS, INC.

OFFER TO AMEND AND EXCHANGE

THE OFFER EXPIRES AT
5:00 P.M., PACIFIC DAYLIGHT TIME, ON MAY 27, 2004
UNLESS WE EXTEND THE OFFER

        Valentis, Inc. is referred to in this Offer to Amend and Exchange as "we" or "us" and eligible holders of outstanding warrants are referred to in this Offer to Amend and Exchange as "you."

        We are offering to you the opportunity to voluntarily amend any or all of your warrants. The amended warrants differ from your warrants in two ways. The exercise price of the amended warrants is $2.50 per share, and we could require you to exercise them on a cash basis at any time.

        If you properly tender your outstanding warrants on or prior to May 27, 2004, your tendered warrants will be amended, and you will be issued amended warrants in exchange for your warrants.

        We have provided to you along with this Offer to Amend and Exchange a form of amended warrant which reflects the terms and conditions of the amended warrants.

        THE PROCEDURES FOR TENDERING YOUR WARRANTS FOR AMENDED WARRANTS IS SET FORTH IN QUESTIONS 1 THROUGH 16 OF THE SECTION ENTITLED "SUMMARY OF TERMS" AND IN THE SECTION ENTITLED "THE OFFER—PROCEDURES FOR TENDERING WARRANTS."

April 29, 2004

        Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your warrants or not. You must make your own decision whether or not to tender your warrants.

        We are not making the offer to, nor will we accept any tender of warrants from or on behalf of, holders of warrants in any jurisdiction in which the offer or the acceptance of any tender of warrants would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to holders of warrants in any such jurisdiction.

SUMMARY OF TERMS

        THE FOLLOWING SUMMARY OF TERMS CONTAINS THE MOST MATERIAL TERMS OF THE OFFER. WE URGE YOU TO READ IT CAREFULLY. WE ALSO URGE YOU TO READ CAREFULLY THE REMAINDER OF THIS OFFER TO AMEND AND EXCHANGE BECAUSE IT CONTAINS ADDITIONAL IMPORTANT INFORMATION NOT CONTAINED IN THIS SUMMARY OF TERMS. WE HAVE INCLUDED REFERENCES TO THE RELEVANT SECTIONS ELSEWHERE IN THIS OFFER TO AMEND AND EXCHANGE WHERE YOU CAN FIND A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY OF TERMS.

        IN ADDITION, WE URGE YOU TO REVIEW THE INFORMATION IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 2003, AS AMENDED, AND OUR QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED SEPTEMBER 30, 2003 AND DECEMBER 31, 2003, AS THESE DOCUMENTS CONTAIN IMPORTANT FINANCIAL INFORMATION AND OTHER RELEVANT INFORMATION ABOUT US. ALL OF THESE DOCUMENTS MAY BE OBTAINED WITHOUT CHARGE FROM US OR FROM THE SECURITIES AND EXCHANGE COMMISSION. PLEASE SEE SECTION 15 IN THIS OFFER TO AMEND AND EXCHANGE FOR ADDITIONAL INFORMATION ON WHERE AND HOW THESE DOCUMENTS CAN BE OBTAINED.

1.     WHAT IS THE OFFER?

        We are offering to the holders of currently outstanding warrants (issued on December 31, 2003 and January 30, 2004, pursuant to our Securities Purchase Agreement, dated as of December 2, 2003) the opportunity to voluntarily amend any or all of their warrants. The amended warrants differ from the outstanding warrants in two ways. First, the amended warrants are exercisable at $2.50 per share, while the outstanding warrants are exercisable at $3.00 per share. Second, the amended warrants permit us to require the holders to exercise any portion of their warrants on a cash basis under certain conditions at any time, while the outstanding warrants permit us to require the holders to exercise their warrants in whole on a cash basis under certain conditions at any time after the first anniversary of the issuance of the warrants.

        If you properly tender your warrants on or prior to May 27, 2004, your tendered warrants will be amended and you will be issued amended warrants in exchange for your warrants.

        Please see Section 1 in this Offer to Amend and Exchange for additional information.

2.     WHY ARE WE MAKING THE OFFER?

        We are making this offer to enable us to require holders of the outstanding warrants to exercise their warrants on a cash basis before the first anniversary of the issuance of the warrants. We want to be able to require the holders to exercise their warrants so that we can raise additional working capital to be used, among other things, for general corporate purposes.

        Please see Section 1 in this Offer to Amend and Exchange for additional information.

3.     IS THE OFFER CONDITIONED ON THE OCCURRENCE OR NON-OCCURRENCE OF ANY EVENTS?

        The offer is not conditioned on a minimum number of warrants being tendered. However, the offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the offer. Once the offer has expired, the conditions will no longer apply. The events include, among other things:

  •
  a lawsuit challenging the offer; or

  •
  a third-party tender offer for our common stock or other acquisition proposal.

        Please see Section 7 in this Offer to Amend and Exchange for additional information.

4.     ARE YOU OBLIGATED TO PARTICIPATE IN THE OFFER? IF YOU CHOOSE NOT TO PARTICIPATE, DO YOU HAVE TO DO ANYTHING?

        No. You do not have to participate in the offer, and there will be no repercussions if you choose not to participate in the offer. Again, it is entirely up to you, and we cannot advise you of what action you should take.

        If you decide not to participate in the offer, you do not need to do anything, and your warrants will remain outstanding until they expire by their terms or are exercised.

        Please see Section 4 in this Offer to Amend and Exchange for additional information.

5.     WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

        Although our Board of Directors has approved the making of the offer, neither we nor our Board of Directors makes any recommendation as to whether you should participate or not participate in the offer. You should not consider the Board's approval to be a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your warrants.

        Dennis J. Purcell, a member of our Board of Directors, is the Senior Managing Partner of Perseus-Soros BioPharmaceutical Fund, L.P., which beneficially owns warrants to purchase an aggregate of 301,910 shares of our common stock, representing 15.47% of the 1,951,212 shares issuable upon exercise of the outstanding warrants. Perseus-Soros BioPharmaceutical Fund, L.P. has indicated an intention to accept the offer.

        Reinaldo M. Diaz, a member of our Board of Directors, is the Chief Investment Officer of Diaz & Altschul Capital Management, which provides portfolio management services to Delta Opportunity Fund, Ltd., which beneficially owns warrants to purchase an aggregate of 48,780 shares of our common stock, representing 2.50% of the 1,951,212 shares issuable upon exercise of the outstanding warrants. Diaz & Altschul Capital Management has indicated an intention to accept the offer.

        Please see Section 1 in this Offer to Amend and Exchange for additional information.

6.     WHAT ARE THE KEY DATES OF THE OFFER?

DATE	EVENT
April 29, 2004	Commencement of the offer
May 27, 2004 (at 5:00 p.m., Pacific Daylight Time)	Expiration of the offer
Promptly after the expiration of the offer	Amendment and exchange of validly tendered warrants

        Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If we extend the offer, we will continue to accept properly completed Election Forms and Withdrawal Forms until the new expiration date. We may also cancel the offer upon certain events.

        Please see Sections 5 and 6 in this Offer to Amend and Exchange for additional information.

7.     WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

        All of the holders of outstanding warrants (issued pursuant to our Securities Purchase Agreement, dated as of December 2, 2003) are eligible to participate in the offer. Those who have previously exercised their warrants are not eligible to participate in the offer.

        Please see Section 2 in this Offer to Amend and Exchange for additional information.

8.     WHAT ARE THE KEY DIFFERENCES BETWEEN YOUR WARRANTS AND THE AMENDED WARRANTS?

        The key differences between your warrants and the amended warrants are as follows:

PROVISIONS	YOUR WARRANTS	AMENDED WARRANTS
Exercise price	$3.00 per share	$2.50 per share
Our right to require exercise on a cash basis commences	after first anniversary of issuance of the warrants	at any time

        Please see Section 9 in this Offer to Amend and Exchange for additional information.

9.     WHAT WILL HAPPEN AS OF THE EXPIRATION OF THE OFFER?

        As of the expiration of the offer, the warrants you validly tendered will be amended, and you will promptly receive amended warrants issued in exchange for your warrants.

        For example, if you properly tender your outstanding warrant to purchase 10,000 shares of our common stock exercisable at $3.00 per share, at the expiration of the offer your warrant will be amended, and you will receive an amended warrant to purchase 10,000 shares of our common stock exercisable at $2.50 per share, and while we could only require you to exercise your outstanding warrant after the first anniversary of its issuance, we could require you to exercise your amended warrant at any time.

        Please see Sections 3, 5 and 9 in this Offer to Amend and Exchange for additional information.

10.   IF YOU CHOOSE TO TENDER YOUR WARRANTS, DO YOU HAVE TO TENDER ALL OF YOUR WARRANTS OR CAN YOU JUST TENDER SOME OF THEM?

        You are not required to tender all of your warrants. If you tender less than all of your warrants, the remaining warrants not tendered will remain outstanding until they expire by their terms or are exercised.

        Please see Section 3 in this Offer to Amend and Exchange for additional information.

11.   WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED AND, IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

        The offer is scheduled to expire at 5:00 p.m., Pacific Daylight Time, on May 27, 2004. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., Pacific Daylight Time, on the business day immediately following the previously scheduled expiration date of the offer.

        Please see Sections 5 and 6 in this Offer to Amend and Exchange for additional information.

12.   WILL THE SHARES OF STOCK UNDERLYING THE AMENDED WARRANTS BE REGISTERED AND FREELY TRADABLE?

        Yes. The shares of common stock underlying your warrants were registered under the Securities Act of 1933, or the Securities Act, and amending your warrants will not affect the registration. All the shares of common stock underlying the amended warrants will be freely tradable upon exercise of the respective warrants.

        Our prospectus, dated February 13, 2004, covers the issuance of the shares underlying your warrants and consequently the shares underlying the amended warrants. The prospectus was filed as part of the Registration Statement on Form S-3, filed with the SEC on February 13, 2004. You should read the prospectus carefully, especially the risk factors included in the prospectus before you decide whether or not to participate in the offer.

        Please see "Certain Risks of Participating in the Offer" and Section 3 in this Offer to Amend and Exchange for additional information.

13.   WHAT ARE THE TAX CONSEQUENCES OF YOU TENDERING YOUR WARRANTS PURSUANT TO THE OFFER?

        As discussed under the heading "Certain Material United States Federal Income Tax Consequences," you should not be required to recognize income for U.S. federal income tax purposes on the amendment of your warrants.

        You should consult with your own personal advisors as to the tax consequences of your participation in the offer. Tax consequences may vary depending on your individual circumstances.

        Please see Section 13 in this Offer to Amend and Exchange for additional information.

14.   WHAT SHOULD YOU DO TO TENDER YOUR WARRANTS?

        If you decide to tender your warrants, you must properly deliver to us, by 5:00 p.m., Pacific Daylight Time, on May 27, 2004 (or such later date and time as we may extend the expiration of the offer):

  •
  a properly completed and executed Election Form; and

  •
  your warrants.

        This is a one-time offer, and we will not accept late tenders under any circumstances. We reserve the right to reject any or all tenders that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we presently expect that promptly after the expiration of the offer, we will issue your amended warrants pursuant to the offer.

        Please see Section 4 in this Offer to Amend and Exchange for additional information.

15.   CAN YOU WITHDRAW YOUR PREVIOUSLY TENDERED WARRANTS?

        Yes. To withdraw your tendered warrants, you must properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 p.m., Pacific Daylight Time, on May 27, 2004, the expiration of the offer (or such later date and time if we extend the offer), at: Valentis, Inc., 863A Mitten Road, Burlingame, California 94010.

        Once you have withdrawn your tendered warrants, you may retender your warrants only by again following the delivery procedures described in this Offer to Amend and Exchange before the expiration of the offer.

        Please see Section 4 in this Offer to Amend and Exchange for additional information.

16.   WHO CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

        Any questions concerning the offer, this Offer to Amend and Exchange or any other document accompanying or referred to in this Offer to Amend and Exchange, or to request additional copies of any such documents may be directed to Joseph Markey at Valentis, Inc., 863A Mitten Road, Burlingame, California 94010, or by telephone at (650) 697-1900, extension 369. We cannot and will not provide you any advice regarding your decision whether to tender your warrants.

        Please see Sections 10 and 15 in this Offer to Amend and Exchange for additional information.

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all other information contained in this Offer to Amend and Exchange before deciding to amended and exchange your warrants. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment.

We have a history of losses and may never be profitable.

        We have engaged in research and development activities since our inception. We incurred losses from operations of approximately $39.5 million, $34.5 million and $15.7 million for our fiscal years ended June 30, 2001, 2002 and 2003, respectively. For the six months ended December 31, 2003, we generated income from operations of approximately $562,000, primarily due to the recognition of a one-time license revenue of $6.5 million in July 2003 as a result of the resolution of a patent infringement litigation. As of December 31, 2003, we had an accumulated deficit totaling approximately $206.5 million. The development and sale of our products will require completion of clinical trials and significant additional research and development activities. We expect to incur net losses for the foreseeable future as we continue with the research, development and commercialization of our gene-based products. Our ability to achieve profitability depends on successful completion of clinical trials, market acceptance of our products, the competitive position of our products and the other risk factors set forth in this prospectus. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our ability to achieve profitability depends upon our research and development efforts and whether we can successfully develop and commercially introduce our products, which will require extensive additional research and development and may never result in successful products.

        Our future success is dependent upon, among other factors, our ability to develop working products, including our DELTAVASC(tm) product, which is a formulation of the angiogenesis gene Del-1 with a polymer delivery vehicle. All of our potential products currently are in research, preclinical development or the early stages of clinical testing, and commercialization of those products will not occur for at least the next several years, if at all. The development of new drugs is a highly risky undertaking and there can be no assurance that our research and development efforts will be successful. Gene therapeutics is a new field and may not lead to commercially viable pharmaceutical products.

We are subject to extensive government regulation by the FDA and others, including completion of clinical trials, which may cause us to delay or withdraw the introduction of our products.

        Under the Federal Food, Drug and Cosmetic Act and the related regulations, the Food and Drug Administration, or FDA, regulates the development, clinical testing, manufacture, labeling, sale, distribution and promotion of drugs in the United States. Prior to market introduction in the United States, a potential drug or biological product must undergo rigorous clinical trials that meet the requirements of the FDA in order to demonstrate safety and efficacy in humans. Depending upon the type, novelty and effects of the drug and the nature of the disease or disorder to be treated, the FDA approval process can take several years, require extensive clinical testing and result in significant expenditures. Similarly, our ability to commercially introduce our products outside the United States is subject to stringent government regulation by foreign government agencies. Our lead product, DELTAVASC(tm) is currently undergoing Phase II clinical trials in the United States, and based on the currently projected patient enrollment schedule, we expect the trial data to be available at the end of September 2004. DELTAVASC(tm) is a novel cardiovascular product designed to grow new blood vessels in patients suffering from peripheral arterial disease and will require significant additional clinical testing. The clinical testing and FDA approval process is likely to require substantial time, effort and financial and human resources, and there can be no assurance that any approval will be granted on a timely basis, if at all.

        Even if we successfully complete the required preclinical testing and clinical trials, we may not be able to obtain the regulatory approvals necessary to market our gene therapy and other products in the United States or abroad. The approval procedures for marketing outside the United States vary among countries and can involve additional testing. Accordingly, we cannot predict with any certainty how long it will take or how much it will cost to obtain regulatory approvals for manufacturing and marketing our products or whether we will be able to obtain those regulatory approvals at all. Our failure to obtain government approvals or any delays in receipt of such approvals would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on the successful outcome of clinical trial of our products and we cannot assure you that clinical testing will be completed successfully within any specific time period.

        We are currently supporting primarily the ongoing DELTAVASC(tm) Phase II clinical trial. The DELTAVASC(tm) clinical trial is a multi-center, prospective, placebo-controlled, randomized trial conducted at 18 centers in the United States. This clinical trial is a study performed within the FDA guidelines regarding whether patients suffering from peripheral arterial disease can grow new blood vessels after being treated with DELTAVASC(tm) compared to patients given the placebo. In order to introduce and market our products, we must be able to, among other things, demonstrate with substantial evidence from well-controlled clinical trials the safety and efficacy of our drugs. We have limited experience in conducting clinical trials, and we may encounter problems that cause us, or the FDA, to delay, suspend or terminate these studies and trials. Problems we may encounter include the unavailability of preferred sites for conducting the trials, an insufficient number of test subjects and other factors which may delay the advancement of our clinical trials, lead to increased costs or result in the termination of the clinical trials altogether. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in the trials are being exposed to unacceptable health risks or if it finds deficiencies in the clinical trial process or the conduct of the investigation. While many of these risks are common to biotechnology companies in general, in light of the issues raised in 2000 when the FDA stopped a gene therapy clinical trial due to the death of a patient, we may face greater risks in this area than other biotechnology companies because of our focus on gene-based therapeutics.

        Clinical trials and the FDA approval process are long, expensive and uncertain processes, which require substantial time, effort and financial and human resources. This process may take a number of years. We cannot assure you that our Phase II or Phase III clinical testing will be completed within any specific time period, if at all. There can be no assurance that any FDA approval will be granted on a timely basis, if at all, or that any of our products will prove safe and effective in clinical trials or will meet all applicable regulatory requirements necessary to receive marketing approval from the FDA or the comparable regulatory bodies of other countries. In addition, after marketing approval is granted, the FDA or other government agencies in other countries may require post-marketing clinical studies that typically entail extensive patient monitoring and may result in restricted marketing of the product or products for an extended period of time. If the future results of any clinical trial regarding our products fails to validate the safety and effectiveness of treatments using our products, our ability to generate revenues from those products would be adversely affected and our business would be harmed.

The results of our early Phase I and Phase II clinical trials were based on a small number of patients over a short period of time, and our success may not be indicative of results in a large number of patients or long-term efficacy.

        The results in early phases of clinical testing are based upon limited numbers of patients and a limited follow-up period. Typically, our Phase I clinical trials for indications of safety enroll less than 50 patients. Our Phase II clinical trials for efficacy typically enroll approximately 100 patients. Actual results with more data points may not confirm favorable results from our earlier stage trials. In addition, we do not yet know if early results will have a lasting effect. If a larger population of patients does not experience positive results, or if these results do not have a lasting effect, our products may not receive approval from the FDA. Failure to demonstrate the safety and effectiveness of our gene based products in larger patient populations would have a material adverse affect on our business that would cause our stock price to decline significantly.

We must be able to continue to secure additional financing in order to continue our operations, which might not be available or which, if available, may be on terms that are not favorable to us.

        The continued development and clinical testing of our potential products will require substantial additional financial resources. Our future funding requirements will depend on many factors, including:

  •
  scientific progress in our research and development programs;

  •
  size and complexity of such programs;

  •
  scope and results of preclinical studies and clinical trials;

  •
  time and costs involved in obtaining FDA and other regulatory approvals;

  •
  ability to establish and maintain corporate collaborations;

  •
  time and costs involved in filing, prosecuting and enforcing patent claims;

  •
  competing technological and market developments; and

  •
  the cost of manufacturing material for preclinical, clinical and commercial purposes.

        We will have insufficient working capital to fund our cash needs unless we are able to raise additional capital in the future. We have financed our operations primarily through the sale of equity securities and through corporate collaborations. We do not anticipate generating revenues for the foreseeable future and must fund our operations through additional third party financing. If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders may result. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital on commercially reasonable terms will have a material adverse effect on our business, financial condition and results of operations.

        We may also take actions to conserve our cash resources through reductions in our personnel, delaying or scaling back our development program or relinquishing greater or all rights to products at an earlier stage of development or on less favorable terms than we otherwise would. Any or all of these actions would materially adversely affect our business, financial condition and results of operations.

The future success of our business depends on our ability to attract and retain corporate partners to develop, introduce and market our gene therapy and other products.

        Our business strategy is to attract business partners to fund or conduct research and development, clinical trials, manufacturing, marketing and sales of our gene therapy and other products. We currently have no corporate partners for our DELTAVASC(tm) product, and are seeking partners to develop, introduce and market our products. We face intense competition from many other companies for corporate collaborations, as well as for establishing relationships with academic and research institutions and for obtaining licenses to proprietary technology. If we are unable to attract and retain corporate partners to develop, introduce and market our products, our business will be materially and adversely affected.

        Our strategy and any reliance on corporate partners, if we are able to establish such collaborative relationships, are subject to additional risks. Our partners may not devote sufficient resources to the development, introduction and marketing of our products or may not pursue further development and commercialization of products resulting from collaborations with us. If a corporate partner elects to terminate its relationship with us, our ability to develop, introduce and market our products may be significantly impaired and we may be forced to discontinue the product altogether. We may not be able to negotiate alternative corporate partnership agreements on acceptable terms, if at all. The failure of any future collaboration efforts could have a material adverse effect on our ability to develop, introduce and market our products and, consequently, could have a material adverse effect on our business, results of operations and financial condition.

Adverse events in the field of gene therapy may negatively impact regulatory approval or public perception of our potential products.

        The death in 2000 of a patient undergoing a physician-sponsored, viral-based gene therapy trial has been widely publicized. Following this death and publicity surrounding the field of gene therapy, the FDA appears to have become more restrictive regarding the conduct of gene therapy clinical trials. This approach by the FDA can lead to delays in the timelines for regulatory review, as well as potential delays in the conduct of our gene therapy clinical trials. In addition, the negative publicity around the field of gene therapy appears to have affected patients' willingness to participate in some gene therapy clinical trials. If fewer patients are willing to participate in our clinical trials, the timelines for recruiting patients and conducting the trials will be delayed. The commercial success of our potential products will depend in part on public acceptance of the use of gene therapy for the prevention or treatment of human diseases. Negative public reaction to gene therapy in general could result in stricter labeling requirements of gene therapy products, including any of our products, and could cause a decrease in the demand for products we may develop.

We face strong competition in our market and competition from alternative treatments in the biopharmaceuticals market.

        The pharmaceutical and biotechnology industries are highly competitive. We are aware of several pharmaceutical and biotechnology companies that are pursuing gene-based therapeutics For example, we are aware that Vical Inc., Targeted Genetics Corp., GenVec, Inc., Cell Genesys, Inc., Avigen, Inc., Introgen and Corautus are also engaged in developing gene-based therapies. Many of these companies are addressing diseases that have been targeted by us directly or indirectly. Our competitive position depends on a number of factors, including safety, efficacy, reliability, marketing and sales efforts, the existence of competing products and treatments and general economic conditions. Some competitors have substantially greater financial, research, product development, manufacturing, marketing and technical resources than we do. Some companies also have greater name recognition than us and long-standing collaborative relationships. In addition, gene therapy is a new and rapidly evolving field and is expected to continue to undergo significant and rapid technological change, which could render our products obsolete.

        We also face competition from biotechnology and pharmaceutical companies using more traditional approaches to treating human diseases. Our competitors, academic and research institutions or others may develop safer, more effective or less costly biologic delivery systems, gene-based therapeutics or chemical-based therapies. In addition, competitors may achieve superior patent protection or obtain regulatory approval or product commercialization earlier than we do. Any such developments could seriously harm our business, financial condition and results of operations.

If we are unable to obtain rights to proprietary genes, proteins or other technologies, we will be unable to operate our business.

        Our gene-based products involve multiple component technologies, many of which may be patented by others. For example, our products use gene sequences, some of which have been, or may be, patented by others. As a result, we may be required to obtain licenses to those gene sequences, proteins or other technologies. We may not be able to obtain a license to those technologies on reasonable terms, if at all. As a consequence, we might be prohibited from developing potential products or we might have to make cumulative royalty payments to several companies. These cumulative royalties would reduce amounts paid to us or could make our products too expensive to develop or market.

We rely on patents and other proprietary rights to protect our intellectual property and any inability to protect our intellectual property rights would adversely impact our business.

        We rely on a combination of patents, trade secrets, trademarks, proprietary know-how, nondisclosure and other contractual agreements and technical measures to protect our intellectual property rights. We file patent applications to protect processes, practices and techniques related to our gene-therapy products that are significant to the development of our business. We have been issued 63 United States patents and 27 foreign patents on the technologies related to our products and processes. We have approximately 30 pending patent applications in the United States and 97 foreign pending patent applications that have been filed. Our patent applications may not be approved. Any patents granted now or in the future may offer only limited protection against potential infringement and development by our competitors of competing products. Moreover, our competitors, many of which have substantial resources and have made substantial investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

        In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through proprietary information agreements with employees, consultants and other parties. Our proprietary information agreements with our employees and consultants contain industry standard provisions requiring such individuals to assign to us, without additional consideration, any intellectual property conceived or reduced to practice by them while employed or retained by us, subject to customary exceptions. Proprietary information agreements with employees, consultants and others may be breached, and we may not have adequate remedies for any breach. Also, our trade secrets may become known to or independently developed by competitors. Any failure to protect our intellectual property would significantly impair our competitive position and adversely affect our results of operations and business.

We could become subject to litigation regarding our intellectual property rights, which could seriously harm our business.

        In previous years, there has been significant litigation in the United States involving patents and other intellectual property rights. Competitors in the biotechnology industry may use intellectual property litigation against us to gain advantage. In the future, we may be a party to litigation to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation, if successful, also could force us to stop selling, incorporating or using our products that use the challenged intellectual property; obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or redesign the products that use the technology. We may also be required in the future to initiate claims or litigation against third parties for infringement of our intellectual property rights to protect these rights or determine the scope or validity of our intellectual property or the rights of our competitors. These claims could result in significant expenditures to pursue and the diversion of our technical and management personnel. If we are forced to take any of these actions, our business may be seriously harmed.

        Any claims, with or without merit and regardless of whether we prevail in the dispute, would be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to develop noninfringing technology or to enter into royalty or licensing agreements. An adverse determination in a judicial or administrative proceeding and failure to obtain necessary licenses or develop alternate technologies could prevent us from developing and selling our products, which would have a material adverse effect on our business, results of operations and financial condition.

We rely on third party contractors to manufacture our product and our failure to effectively manage our relationships with these contractors could adversely affect our ability to market and sell our products.

        We do not manufacture any of our products, including our DELTAVASC(tm) product, and instead rely on third party contract manufacturers. We currently do not have long-term supply contracts with any of our third party contractors. None of our contract manufacturers is obligated to perform services or supply products to us for any specific period, or in any specific quantities, except as may be provided in a particular purchase order. In addition, the successful commercialization of our products on a large scale will require that we effectively transfer production processes from our research and development lab to such third party's manufacturing process and effectively coordinate with our contract manufacturers. Although we have a license agreement with DSM Biologics for the manufacture and supply of plasmid DNA, neither DSM nor any third party has successfully manufactured plasmid DNA on a sustained large-scale commercial basis. We expect to depend on our contract manufacturing partner, Cangene Corporation, or another contract manufacturer for commercial-scale manufacturing of our products. Our contract manufacturing partners may be unable to develop adequate manufacturing capabilities for commercial-scale quantities of gene products. If Cangene or third parties are unable to establish and maintain large scale manufacturing capabilities, we will be unable to introduce, market and sell sufficient products and our business will be harmed.

We may experience delays in our ongoing clinical trials or regulatory approval of our products as a result of failures by our contract manufacturers to comply with FDA manufacturing practices and requirements.

        Drug-manufacturing facilities regulated by the FDA must comply with the FDA's good manufacturing practice regulations, which include quality control and quality assurance requirements, as well as maintenance of records and documentation. Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. Such manufacturing facilities are subject to ongoing periodic inspections by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed as part of the product approval process before being utilized for commercial manufacturing. Noncompliance with the applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, withdrawal of marketing approvals, and criminal prosecution. Any of these actions by the FDA would materially and adversely affect our ability to continue clinical trials and adversely affect our business. We cannot assure you that our contract manufacturers will attain or maintain compliance with current or future good manufacturing practice requirements. As we have experienced, the failure of our contract manufacturer to comply with good manufacturing practice requirements could cause significant delay of important clinical trials. For example, in August 2001, we discovered manufacturing issues at our contract manufacturer that resulted in a delay in our Del-1 peripheral arterial disease, or PAD, clinical trial. When we discovered the issues, we postponed enrollment in the clinical trial until we could fully assess their impact. We also informed the FDA of the issues. On September 19, 2001, the FDA placed a clinical hold on our Del-1

PAD clinical trial. On February 12, 2002, the FDA allowed us to proceed with our PAD safety trial using newly manufactured material. Since that time, we have manufactured new material at another manufacturing site. If we were to discover other problems, the FDA could suspend or further delay our clinical trials or place restrictions on our ability to conduct clinical trials, including the mandatory withdrawal of the product from the clinical trials.

Our research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials and produce waste products that could subject us to unanticipated environmental liability and would adversely affect our results of operations.

        Our research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials and produce waste products. We are subject to federal, state and local environmental laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. Although we believe that we are in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that we will not be required to incur significant costs to comply with environmental laws and regulations in the future or that any of our operations, business or assets will not be materially adversely affected by current or future environmental laws or regulations.

We depend on key personnel to develop our products and, if we are unable to hire additional personnel due to the intense competition in the Bay Area and other obstacles in recruiting qualified personnel for key management, scientific and technical positions, our business may suffer.

        Our ability to attract and retain management, scientific and technical staff to develop our potential products and formulate our research and development strategy is a critical factor in determining whether we will be successful in the future. The San Francisco Bay Area, where our corporate headquarters and clinical development center is located, is home to a large number of biotechnology and pharmaceutical companies, and there is a limited number of qualified individuals to fill key scientific and technical positions. Competition for highly skilled personnel is intense and we may not be successful in attracting and hiring qualified personnel to fulfill our current or future needs.

        Although we have programs in place to retain personnel, including programs to create a positive work environment and competitive compensation packages, none of our officers or key employees are bound by an employment agreement for any specific term and these individuals may terminate their employment at any time. Our future success depends upon the continued services of our executive officers and other key scientific, marketing, manufacturing and support personnel. As of January 31, 2004, we had a total of 19 employees, including 13 employees supporting our research and development efforts. We do not have "key person" life insurance policies covering any of our employees and the loss of services of any of our key employees would adversely affect our business. Additionally, after the corporate reorganization announced in January 2002 that resulted in the termination of 47 positions and the subsequent corporate reorganization announced in October 2002 that resulted in the termination of 34 positions, it may be more difficult to recruit personnel in the future. If we do not attract and retain qualified personnel, our research and development programs could be delayed, which could materially and adversely affect the development of our products and our business.

The concentration of ownership among our executive officers, directors and their affiliates may delay or prevent a change in our corporate control and prevent new investors from influencing significant corporate decisions.

        Our executive officers, directors and their affiliates beneficially own or control in excess of 35% of the outstanding shares of common stock, with over 25% of the outstanding shares held by two such entities, Perseus-Soros BioPharmaceutical Fund, L.P. and Diaz & Altschul Capital Management, LLC. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent an outside party from acquiring or merging with us.

Our stock price has been and may continue to be volatile and an investment in our common stock could suffer a decline in value.

        The trading price of the shares of our common stock has been and may continue to be highly volatile. We receive only limited attention by securities analysts and may experience an imbalance between supply and demand for our common stock resulting from low trading volumes. The market price of our common stock may fluctuate significantly in response to a variety of factors, most of which are beyond our control, including the following:

  •
  results of our clinical trials and preclinical studies, or those of our competitors;

  •
  our ability to attract and retain corporate partners;

  •
  negative regulatory action or regulatory approval with respect to our products or our competitors' products;

  •
  developments related to our patents or other proprietary rights or those of our competitors;

  •
  announcements by us or our competitors of new products, technological innovations, contracts, acquisitions, corporate partnerships or joint ventures;

  •
  changes in our eligibility for continued listing of our common stock on The Nasdaq SmallCap Market; and

  •
  market conditions for biopharmaceutical or biotechnology stock in general.

        The stock market has, from time to time, experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging biotechnology and biopharmaceutical companies and which have often been unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock. In addition, sales of substantial amounts of our common stock in the public market could lower the market price of our common stock.

We have received a "going concern" opinion from our independent auditors, which may negatively impact our business.

        We have received a report from our independent auditors covering the consolidated financial statements for the fiscal year ended June 30, 2003 that included an explanatory paragraph which stated that the financial statements have been prepared assuming we will continue as a going concern. The explanatory paragraph stated that our recurring operating losses and declining cash and investment balances have raised substantial doubt about our ability to continue as a going concern. Any doubt about our ability to continue as a going concern will adversely affect our ability to enter into collaborative relationships with business partners and our ability to sell our products.

        In January 2004, we completed a private placement of our common stock, which raised $10.0 million. Despite this financing, we may need to raise additional funds in the future to continue our operations. We may not be able to obtain additional financing on acceptable terms, or at all. Any failure to obtain an adequate and timely amount of additional capital and dispel any continuing doubts about our ability to continue as a going concern enterprise will have a material adverse effect on our business, financial condition and results of operations.

There are no assurances that we can maintain our listing on The Nasdaq SmallCap Market and the failure to maintain listing could adversely affect the liquidity and price of our common stock.

        On January 31, 2003, our common stock began trading on The Nasdaq SmallCap Market pursuant to an exception from delisting which requires us to, among other things, on or before September 30, 2003, file with the SEC and Nasdaq the Form 10-K for the fiscal year ending June 30, 2003, as amended, evidencing our continued compliance with the $2.5 million minimum stockholders' equity requirement and all other requirements for continued listing on The Nasdaq SmallCap Market. In addition to the foregoing, we must be able to demonstrate an ability to sustain compliance with all requirements for continued listing on The Nasdaq SmallCap Market. As evidenced by our Annual Report on Form 10-K filed with the SEC on September 29, 2003, as amended, we are currently in compliance with the $2.5 million minimum stockholders' equity requirement, and we believe that we are currently in compliance with all other requirements for continued listing on The Nasdaq SmallCap Market.

        Nasdaq has notified us that in the event we fail to demonstrate compliance, as well as an ability to sustain compliance, with all requirements for continued listing on The Nasdaq SmallCap Market, including Nasdaq's corporate governance criteria, our securities will be delisted from The Nasdaq Stock Market. If our securities are delisted from The Nasdaq Stock Market, the trading of our common stock is likely to be conducted on the OTC Bulletin Board. The delisting of our common stock from The Nasdaq SmallCap Market will result in decreased liquidity of our outstanding shares of common stock and a resulting inability of our stockholders to sell our common stock or obtain accurate quotations as to their market value, which would reduce the price at which our shares trade. The delisting of our common stock could also deter broker-dealers from making a market in or otherwise generating interest in our common stock and would adversely affect our ability to attract investors in our common stock. Furthermore, our ability to raise additional capital would be severely impaired. As a result of these factors, the value of the common stock would decline significantly, and our stockholders could lose some or all of their investment.

If we fail to manage growth effectively, our business could be disrupted which could harm our operating results.

        If any of our products successfully complete clinical trials and receive FDA approval, we may experience growth in our business. We must be prepared to expand our workforce and to train, motivate and manage additional employees as the need for additional personnel arises. Our personnel, systems, procedures and controls may not be adequate to support our future operations. Any failure to effectively manage future growth could have a material adverse effect on our business, results of operations and financial condition.

If our facilities were to experience an earthquake or other catastrophic loss, our operations would be seriously harmed.

        Our facilities could be subject to a catastrophic loss such as fire, flood or earthquake. All of our research and development activities, our corporate headquarters and other critical business operations are located near major earthquake faults in Burlingame, California. Any such loss at any of our facilities could disrupt our operations, delay development of our products and result in large expense to repair and replace our facilities. We currently do not maintain insurance policies protecting against catastrophic loss, except for fire insurance with coverage amounts normally obtained in our industry.

THE OFFER

1.     Purpose of the Offer.

        We are offering to the holders of currently outstanding warrants issued pursuant to our Securities Purchase Agreement, dated as of December 2, 2003, the opportunity to voluntarily amend any or all of their warrants. The amended warrants differ from the outstanding warrants in two ways. First, the amended warrants are exercisable at $2.50 per share, while the outstanding warrants are exercisable at $3.00 per share. Second, the amended warrants permit us to require the holders to exercise any portion of their warrants on a cash basis under certain conditions at any time, while the outstanding warrants permit us to require the holders to exercise their warrants in whole on a cash basis under certain conditions at any time after the first anniversary of the issuance of the warrants.

        If you properly tender your warrants on or prior to May 27, 2004, your tendered warrants will be amended, and you will be issued amended warrants in exchange.

        We are making this offer to enable us to require holders of the outstanding warrants to exercise their warrants on a cash basis before the first anniversary of the issuance of the warrants. We want to be able to require the holders to exercise their warrants so that we can raise additional working capital to be used, among other things, for general corporate purposes.

        This is a unique, one-time offer, and you should take this into account in deciding whether to participate and tender your outstanding warrants pursuant to the offer.

        Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender your warrants or not. You should not consider that approval to be a recommendation as to whether you should participate or not participate in the offer. You must make your own decision whether to participate in the offer and tender your warrants for amendment. Please see "Certain Risks of Participating in the Offer" in this Offer to Amend and Exchange for additional information.

2.     Eligibility.

        We are making the offer to all holders of outstanding warrants issued pursuant to our Securities Purchase Agreement, dated as of December 2, 2003. As of April 28, 2004, there were 37 outstanding warrants to purchase an aggregate of 1,951,212 shares of our common stock.

        The offer is only being made for outstanding, unexercised warrants and does not in any way apply to shares purchased, whether upon the exercise of warrants or otherwise, nor does it apply to any other of our outstanding warrants or options. If you have previously exercised a warrant, that warrant is no longer outstanding and is therefore not subject to the offer. If you have exercised a warrant in part, the remaining unexercised portion of that warrant is outstanding and may be tendered for amendment. Warrants for which you have properly submitted an exercise form and the exercise price prior to the date of the commencement of the offer will be considered exercised to that extent, whether or not you have received confirmation of the exercise or the shares purchased.

3.     Exchange of Warrants for Amended Warrants.

        If you properly tender your outstanding warrants, at the expiration of the offer your warrants will be amended, and you will be issued amended warrants in exchange. Each amended warrant will be exercisable at a price of $2.50 per share and we could require you to exercise your amended warrant on a cash basis under certain conditions at any time.

        You are not required to tender all of your warrants. If you tender less than all of your warrants, the remaining warrants not tendered will remain outstanding until they expire by their terms or are exercised.

        The shares of our common stock issuable upon exercise of your warrants were registered pursuant to a Registration Statement on Form S-3 (File No. 333-112821) under the Securities Act, and will be freely trading shares. Following the amendment and exchange of your warrant for an amended warrant, the shares of common stock issuable upon exercise of the amended warrant will be registered pursuant to the same registration statement. The prospectus, dated as of February 13, 2004, covers the shares underlying your warrants and the amended warrants and is a part of the Registration Statement. You should read the prospectus carefully, especially the section entitled "Risk Factors," before you decide whether to tender your warrants. Additional information that is included in the Registration Statement, but not in the prospectus, is available at the website of the Securities and Exchange Commission, or the SEC, at http://www.sec.gov and can be obtained from us free of charge.

        The actual exchange of tendered warrants for amended warrants will occur pursuant to Section 3(a)(9) of the Securities Act, an exemption from the registration requirements of the Securities Act.

4.     Procedures for Tendering Warrants.

        You do not have to participate in the offer, and there are no repercussions if you choose not to participate in the offer. If you decide not to participate in the offer, you do not need to do anything and your warrants will remain outstanding until they expire by their terms or are exercised.

  Proper Tender of Warrants.

        To participate in the offer, you must properly complete, sign and date the Election Form included with this Offer to Amend and Exchange and mail or otherwise deliver to us the Election Form and your warrants so that we receive them no later than 5:00 p.m., Pacific Daylight Time, on May 27, 2004, the expiration of the offer (or such later date and time if we extend the offer), at: Valentis, Inc., 863A Mitten Road, Burlingame, California 94010. Delivery of the Election Form by facsimile will not be accepted.

        The Election Form must be executed by the record holder of the tendered warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

        If you do not submit an Election Form or your warrants prior to the expiration of the offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the offer.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OWN RISK. If you wish to deliver your Election Form or your warrants by regular mail, we urge you to mail sufficiently in advance of the expiration date to ensure we receive them prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

  Withdrawal Rights.

        You may change your election and withdraw from the offer your tendered Election Form and warrants only if you properly complete, sign and date the Withdrawal Form included with this Offer to Amend and Exchange and mail or otherwise deliver the Withdrawal Form to us so that we receive it no later than 5:00 p.m., Pacific Daylight Time, on May 27, 2004, the expiration of the offer (or such later date and time if we extend the offer), at: Valentis, Inc., 863A Mitten Road, Burlingame, California 94010. You may also withdraw your tendered Election Form and warrants pursuant to Rule 13e-4(f)(2)(ii) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the offer. Delivery of the Withdrawal Form by facsimile will not be accepted.

        The Withdrawal Form must be executed by the record holder of the warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

        THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM IS AT YOUR OWN RISK. If you wish to deliver your Withdrawal Form by regular mail, we urge you to mail the form sufficiently in advance of the expiration date to ensure we receive it prior to the expiration of the offer. We also recommend that you use certified mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. Delivery will be deemed made only when actually received by us. WE WILL STRICTLY ENFORCE THE EXPIRATION AND THERE CAN BE NO EXCEPTIONS TO THE EXPIRATION TIME.

        Once you have withdrawn your tendered Election Form and warrants, you may retender before the expiration of the offer only by again following the delivery procedures described in this Offer to Amend and Exchange.

  Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of warrants or withdrawal of tendered warrants. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of or withdrawals of tendered warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered warrants which are not validly withdrawn. We may waive, as to all eligible warrantholders, any defect or irregularity in any tender with respect to any particular warrant. We may also waive any of the conditions of the offer, with respect to all warrantholders. No tender of warrants or withdrawal of tendered warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

5.     Acceptance of Warrants and Issuance of Amended Warrants.

        The offer is scheduled to expire at 5:00 p.m., Pacific Daylight Time, on May 27, 2004. Although we do not currently intend to do so, we may, at our discretion, extend the offer at any time. If the offer is extended, we will announce the extension no later than 9:00 a.m., Pacific Daylight Time, on the business day immediately following the previously scheduled expiration date of the offer.

        Upon the terms and subject to the conditions of the offer, we expect, upon and as of the expiration of the offer, to:

  •
  accept for amendment warrants properly tendered and not validly withdrawn;

  •
  amend such warrants; and

  •
  issue amended warrants in exchange for tendered warrants.

Promptly after the expiration of the offer, we will issue or cause to issue to you your amended warrants you are entitled to under the offer. If we withdraw the offer or if, at the expiration date, we do not accept the tender of your warrants for any valid reason described in this Offer to Amend and Exchange, we will promptly return to you your tendered warrants.

        If you elect to tender your outstanding warrants and you do so according to the procedures described in this Offer to Amend and Exchange, you will have accepted the offer. Our acceptance of your outstanding warrants for tender will form a binding agreement between you and us upon the terms and subject to the conditions of the offer upon the expiration of the offer.

        If you elect not to participate in the offer, your warrants will remain outstanding until they expire by their terms or are exercised, and you will not have any rights to the amended warrants.

6.     Extension of Offer; Termination; Amendment.

        We may, from time to time, extend the period of time during which the offer is open and delay accepting any tendered warrants by, in addition to the procedure set forth in Section 5, giving oral or written notice of the extension to eligible warrantholders. If we extend the offer, we will continue to accept properly completed Election Forms until the new expiration date.

        We also expressly reserve the right, in our reasonable judgment, prior to the expiration, to terminate or amend the offer and to postpone our acceptance of any tendered warrant upon the occurrence of any of the conditions specified under Section 7, by, in addition to the procedure set forth in Section 5, giving oral or written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered warrants is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

        Amendments to the offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 a.m., Pacific Daylight Time, on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the offer will be disseminated promptly to holders of warrants in a manner reasonably designated to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.     Conditions of the Offer.

        Notwithstanding any other provision of the offer, we will not be required to accept any tendered warrants, and we may terminate or amend the offer, or postpone our acceptance of any tendered warrants, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the offer and before the expiration of the offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with the acceptance of the tendered warrants:

          (a)   there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the issuance of amended warrants, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

          (b)   there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

    •
    make the acceptance of the warrants tendered for amendment illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

    •
    delay or restrict our ability, or render us unable, to accept for amendment, some or all of the warrants tendered for amendment;

    •
    materially impair the benefits we hope to receive as a result of the offer; or

    •
    materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the offer to us;

          (c)   there shall have occurred:

    •
    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

    •
    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    •
    the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

    •
    any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

    •
    any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

    •
    in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

    •
    any decline in either the Dow Jones Industrial Average, The Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on April 28, 2004;

          (d)   a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

    •
    any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 29, 2004;

    •
    any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before April 29, 2004 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

    •
    any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

          (e)   any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us.

        The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration. We may waive them, in whole or in part, at any time and from time to time prior to the expiration, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described above will be final and binding upon all persons.

8.     Price Range of Common Stock.

        None of the warrants are publicly traded. Our common stock has traded on The Nasdaq SmallCap Market under the symbol "VLTS" since January 31, 2003. Between September 16, 1997 and January 30, 2003, our common stock was traded on The Nasdaq National Market under the same symbol. Prior to September 16, 1997, there was no public market for our common stock.

        The following table shows the high and low closing price per share of common stock as reported by The Nasdaq National Market or The Nasdaq SmallCap Market (commencing January 31, 2003), for the quarters indicated.

	HIGH*	LOW*
First Quarter ended September 30, 2001	$176.08	$89.99
Second Quarter ended December 31, 2001	131.99	73.79
Third Quarter ended March 31, 2002	108.89	42.90
Fourth Quarter ended June 30, 2002	95.09	40.20
First Quarter ended September 30, 2002	$44.40	$8.70
Second Quarter ended December 31. 2002	9.30	3.30
Third Quarter ended March 31, 2003	6.90	3.15
Fourth Quarter ended June 30, 2003	4.95	2.45
First Quarter ended September 30, 2003	$3.95	$2.10
Second Quarter ended December 31. 2003	3.20	2.25
Third Quarter ended March 31, 2004	7.41	2.61
Fourth Quarter (as of April 28, 2004)	6.00	4.90

*
Dollar figures reflect 1:30 reverse stock split effective January 27, 2003.

        On April 28, 2004, the closing price of our common stock on The Nasdaq SmallCap Market was $4.90 per share.

        We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your warrants for exercise.

9.     Source and Amount of Consideration; Description of Warrants.

        If we receive and accept tenders from all eligible holders of warrants, subject to the terms and conditions of this offer, we will issue amended warrants to purchase an aggregate of approximately 1,951,212 shares of our common stock. The 1,951,212 shares issuable upon exercise of the amended warrants would constitute approximately 18.27% of the 10,682,465 shares of our common stock outstanding as of April 28, 2004.

  Description of Outstanding Warrants.

        Each outstanding warrant entitles the registered holder to purchase a predetermined number of shares of our common stock at a price per share of $3.00. Each warrant has a term of five years, is fully exercisable from the date of issuance, and includes cashless net exercise provisions. Some of the purchasers elected, at the time of the initial issuance of the warrants, to include provisions in their warrants which provide that the warrants may not be exercised, or net exercised on a cashless basis, if such action would result in the holder (together with its affiliates) beneficially owning more than 4.99% of our common stock for purposes of Section 13(d) of the Exchange Act, unless the holder of the warrant waives the restriction at that time, in which case the restriction is lifted the 61st day after the waiver. Furthermore, some of the purchasers also elected, at the time of the initial issuance of the warrants, to include provisions in their warrants which provide that the warrants may not be exercised, or net exercised on a cashless basis, if such action would result in the holder (together with its affiliates) beneficially owning more than 9.99% of our common stock for purposes of Section 13(d) of the Exchange Act, and this restriction cannot be waived by the holder. The foregoing restrictions do not apply to mergers or other business combinations or reclassifications.

        In the event that the volume-weighted market price of our common stock exceeds $5.00 per share for 30 consecutive trading days, we may require exercise, subject to the exercise limitations described above, of all then outstanding warrants.

        If some changes occur to our capitalization, such as a stock split or stock dividend of the common stock, then the exercise price and number of shares issuable upon exercise of the warrants will be adjusted appropriately. In the event that we issue additional shares of common stock within one year of the issuance of the warrants in certain non-exempt transactions for a price less than the average of the closing prices per share of our common stock on the Nasdaq SmallCap Market during the five trading days immediately preceding such issuance, then the exercise price of the warrants will be adjusted downward based on a weighted average formula provided in the warrants. In the event of any consolidation, merger or reorganization involving Valentis, the warrants may be exercised and redeemed as if they had been exercised prior to the transaction. No fractional shares will be issued upon exercise of the warrants. We will instead pay cash to the exercising warrantholder equal to the product of the fraction multiplied by the closing price of one share of common stock as reported by Bloomberg L.P. on the date of the exercise.

        The warrants were issued in registered form. We act as our own warrant agent for registration and permissible transfers of the warrants. Holders of warrants do not have the rights or privileges of holders of common stock.

  Description of Amended Warrants.

        You will receive an amended warrant in exchange for each warrant validly tendered pursuant to the offer. Each amended warrant will differ from the tendered warrant in two ways. First, the amended warrants are exercisable at $2.50 per share, while the outstanding warrants are exercisable at $3.00 per share. Second, the amended warrants permit us to require the holders to exercise any portion of their warrants on a cash basis under certain conditions at any time, while the outstanding warrants permit us to require the holders to exercise their warrants in whole on a cash basis under certain conditions at any time after the first anniversary of the issuance of the warrants.

        The expiration date, the manner of transferring ownership, the provisions for adjustments to exercise price, the method of exercising and all other terms of the amended warrants will be the same as the outstanding warrants.

        As with the outstanding warrants, there is no established trading market for the amended warrants.

10.   Information Concerning Valentis.

        Valentis, a Delaware corporation, was originally incorporated in 1997 as Megabios Corp. and merged with GeneMedicine, Inc. in March 1999, when it changed its name to Valentis, Inc.

        Our principal executive offices are located at 863A Mitten Road, Burlingame, California 94010. Our telephone number is (650) 697-1900. Our website is located at www.valentis.com. The information on our website is not a part of this Offer to Amend and Exchange. Questions about the offer or requests for assistance or for additional copies of this Offer to Amend and Exchange, the Election Form and related documents should be directed to Joseph Markey at Valentis, Inc., 863A Mitten Road, Burlingame, California 94010, or by telephone at (650) 697-1900, extension 369.

        We are creating innovative cardiovascular therapeutics. We begin our product development at the stage of a validated target and apply our expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs. Our lead product, DELTAVASC™, is in Phase II clinical trials for the treatment of peripheral arterial disease, specifically intermittent claudication. The Phase II clinical trial is a one hundred-patient, randomized, double blind, placebo-controlled trial that is being conducted at 18 centers around the United States. Patient dosing is ongoing and enrollment is expected to be completed in the first calendar quarter of 2004. Clinical trial data are expected at the end of the third calendar quarter of 2004.

        For financial statements and additional information about us, please refer to our Annual Report on Form 10-K for the year ended June 30, 2003, as amended, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2003 and December 31, 2003, and our Current Reports on Form 8-K that we have filed with the SEC.

11.   Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Warrants and Our Common Stock.

        As of April 28, 2004, none of our executive officers and directors held outstanding warrants which are eligible for amendment pursuant to this offer.

        Dennis J. Purcell, a member of our Board of Directors, is the Senior Managing Partner of Perseus-Soros BioPharmaceutical Fund, L.P., which beneficially owns warrants to purchase an aggregate of 301,910 shares of our common stock, representing 15.47% of the 1,951,212 shares issuable upon exercise of the outstanding warrants. Perseus-Soros BioPharmaceutical Fund, L.P. has indicated an intention to accept the offer.

        Reinaldo M. Diaz, a member of our Board of Directors, is the Chief Investment Officer of Diaz & Altschul Capital Management, which provides portfolio management services to Delta Opportunity Fund, Ltd., which beneficially owns warrants to purchase an aggregate of 48,780 shares of our common stock, representing 2.50% of the 1,951,212 shares issuable upon exercise of the outstanding warrants. Diaz & Altschul Capital Management has indicated an intention to accept the offer.

        Except for the foregoing, we have not and, to the best of our knowledge, none of our directors or executive officers has engaged in transactions involving the warrants during the past 60 days. In addition, except as otherwise described below, we are not and, to our knowledge, none of our executive officers or directors is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

        We grant options to our employees, including our executive officers, directors and consultants from time to time pursuant to our Amended and Restated 1997 Equity Incentive Plan, as amended and our Amended and Restated 1998 Non-Employee Directors' Stock Option Plan. During the past 60 days, (i) we have granted options to purchase an aggregate of 390 shares of our common stock to our executive officers or directors and (ii) we have not, and to the best of our knowledge, our executive officers or directors have not, exercised any options or warrants to acquire shares of common stock. For additional information about our equity incentive plans, please refer to our Definitive Proxy Statement filed with the SEC on December 15, 2003, the Registration Statement on Form S-8 filed with the SEC on January 15, 2004 and other documents we have filed with the SEC.

        At two closings on December 31, 2003 and January 30, 2004, we received aggregate gross cash proceeds of approximately $10.0 million from the issuance and sale of shares of common stock and warrants exercisable for additional shares of common stock pursuant to the Securities Purchase Agreement, dated as of December 2, 2003, by and among Valentis and the purchasers identified on the signature pages. All of the securities were sold in a private placement solely to accredited investors, as defined in Rule 501 of Regulation D, pursuant to the Securities Act.

        Pursuant to the Securities Purchase Agreement, we issued and sold 4,878,047 shares of common stock at a purchase price of $2.05 per share and warrants exercisable for up to 1,951,212 additional shares of common stock at an exercise price of $3.00 per share. In the event that we issue additional shares of common stock within one year of the closing in certain non-exempt transactions for a price less than the average of the closing prices per share of its common stock on the Nasdaq SmallCap Market during the five trading days immediately preceding such issuance, then we will be obligated to issue additional shares to the purchasers at no cost to them. The number of additional shares which would be issuable to each purchaser would be equal to the difference between the purchase price of $2.05 per share and the average price multiplied by the number of shares the purchaser had purchased.

        Pursuant to the Registration Rights Agreement, dated as of December 2, 2003, entered into with the purchasers, we filed with the SEC a registration statement related to the shares issued to the purchasers and shares issuable upon the exercise of the warrants. The registration statement has been declared effective.

        In the event we must suspend use of the registration statement for greater than 20 consecutive days or a total of 40 days in the aggregate during the time we are required to keep the registration statement effective under the Registration Rights Agreement, then we must pay to each purchaser in cash 1.0% of the purchaser's aggregate purchase price for the first month, as well as an additional 1.5% of the purchaser's aggregate purchase price for each additional month thereafter, while the use of the registration statement has been suspended. We currently expect to be required to maintain availability of the registration statement for at least two years following the original issuance. In addition, if we issue any additional shares under the antidilution provisions of the Securities Purchase Agreement or the warrants, we would be required to register those shares as well.

        The warrants issued to the purchasers are exercisable for up to 40% of the number of shares of common stock purchased by the respective purchaser at each closing, at an exercise price equal to $3.00 per share. These warrants are the same warrants that are subject to this Offer to Amend and Exchange.

        The placement agent in connection with the Securities Purchase Agreement was Wells Fargo Securities LLC. In consideration for placing the securities, the placement agent received aggregate cash compensation of $400,000, including reimbursement for expenses.

12.   Legal Matters; Regulatory Approval.

        We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the tender of the warrants pursuant to the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the warrants as contemplated herein, other than such other approvals as have been or are expected to be obtained by us. We are unable to predict whether we may be required to delay the acceptance of tendered warrants and the issue of amended warrants pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept any tendered warrants is subject to conditions, including the conditions described in under Section 7.

13.   Certain Material United States Federal Income Tax Consequences.

        The following is a summary of certain material U.S. federal income tax considerations relating to the exchange of your warrants for amended warrants pursuant to the Offer to Amend and Exchange but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who hold their warrants, and will hold their amended warrants or common stock, as capital assets. This summary also does not address the tax considerations arising under the U.S. federal estate or gift tax laws or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a holder's particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies, or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  foreign persons or entities (except to the extent specifically set forth below);

  •
  persons that own, or are deemed to own, more than five percent of our Company;

  •
  certain former citizens or long-term residents of the U.S.;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  persons who hold the warrants, amended warrants or common stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction; or

  •
  persons deemed to sell the warrants, amended warrants or common stock under the constructive sale provisions of the Code.

        In addition, if a holder is an entity treated as a partnership for U.S. federal income tax purposes, the tax treatment of the partnership and each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships which hold the warrants, amended warrants or common stock, and partners in such partnerships, should consult their tax advisors.

        YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE EXCHANGE OF WARRANTS FOR AMENDED WARRANTS ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

  Consequences to U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of warrants. Certain consequences to "Non-U.S. Holders" of the warrants are described under "—Consequences to Non-U.S. Holders" below. "U.S. Holder" means a holder of a warrant that is:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, or partnership or other entity taxable as a partnership for U.S. federal income tax purposes, created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

  Exchange of Warrants for Amended Warrants

        Although the issue is unclear, we intend to take the position that an exchange of warrants for amended warrants will constitute a recapitalization for U.S. federal income tax purposes. Under this treatment, (i) a U.S. Holder who exchanges warrants for amended warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange, (ii) such U.S. Holder's tax basis in the amended warrants received will be equal to the U.S. Holder's tax basis in the warrants exchanged therefor, and (iii) the holding period of the amended warrants will include the holding period of the warrants exchanged therefor.

        If our treatment of an exchange of warrants for amended warrants were successfully challenged and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging U.S. holders would be required to recognize capital gain or loss equal to the difference between the fair market value of the amended warrants received and the U.S. Holder's tax basis in the warrants exchanged therefor. Such gain or loss would be short-term capital gain or loss because the warrants have been outstanding for less than one year. Short-term capital gain is generally subject to taxation as ordinary income. Also, under this treatment, a U.S. Holder's tax basis in the amended warrants received would be equal to the fair market value of the amended warrants on the date of the exchange, and the holding period of the amended warrants would begin on the day after the date of the exchange.

  Exercise of Amended Warrants and Ownership of Common Stock

        Upon the exercise of an amended warrant, a U.S. Holder will not recognize gain or loss, except to the extent of cash, if any, received in lieu of the issuance of fractional shares of common stock, and will have an adjusted tax basis in the common stock acquired pursuant to such exercise equal to such U.S. Holder's tax basis in the amended warrant. The holding period for such common stock so acquired will generally commence on the day after the date of exercise of the amended warrant. If any cash is received in lieu of fractional shares of common stock, the U.S. Holder will recognize gain or loss in an amount and of the same character that such U.S. Holder would have recognized if such U.S. Holder had received such fractional shares and immediately sold them for cash back to us. Similarly, upon the sale of common stock received upon exercise of an amended warrant, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale and such U.S. Holder's tax basis in the common stock. Distributions made with respect to the common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that a distribution exceeds our earnings and profits, it will be treated as a nontaxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock and the excess, if any, will be treated as capital gain.

  Sale or Repurchase of Amended Warrants

        The sale of an amended warrant will result in the recognition of capital gain or loss to the U.S. Holder in an amount equal to the difference between the amount realized and such U.S. Holder's tax basis in the amended warrant. It is unclear whether the repurchase of an amended warrant by us would be treated as a sale or exchange. If the repurchase of amended warrants is treated as a sale or exchange, it will generally result in capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the amended warrants surrendered in the repurchase. The capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the amended warrants surrendered in the repurchase is more than one year at the time of the repurchase. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

        If the repurchase of amended warrants is treated as giving rise to a dividend, U.S. Holders will be subject to tax in accordance with the treatment described below under "Consequences to U.S. Holders—Exercise of Amended Warrants and Ownership of Common Stock."

  Lapse of Amended Warrants

        If an amended warrant expires unexercised, a U.S. Holder will recognize a capital loss equal to such U.S. Holder's tax basis in the amended warrant. Such capital loss may, subject to certain limitations, be used to offset capital gains, if any, otherwise realized by a U.S. Holder.

  Adjustments to Amended Warrants

        Under Section 305 of the Code, adjustments to the exercise price or conversion ratio of the warrants, or the failure to make such adjustments, under certain circumstances may result in the receipt of taxable constructive dividends by a U.S. Holder. Corporate U.S. Holders, however, may be subject to a possible dividends received deduction to the extent of our current or accumulated earnings and profits, regardless of whether there is a distribution of cash or property.

  Backup Withholding

        A U.S. Holder may be subject to a backup withholding tax (up to 31%) when such holder receives dividends on common stock or proceeds from the sale or other disposition of amended warrants or common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding tax if such holder is not otherwise exempt and such holder (i) fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number; (ii) furnishes an incorrect TIN; (iii) is notified by the IRS that it has failed to properly report payments of interest or dividends; or (iv) fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

        U.S. Holders should consult their tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

  Consequences to Non-U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of warrants. For purposes of this discussion, a "Non-U.S. Holder" means a holder of warrants that is not a U.S. Holder.

  Exchange of Warrants for Amended Warrants

        Although the issue is unclear, we intend to take the position that an exchange of warrants for amended warrants will constitute a recapitalization for U.S. federal income tax purposes. Under this treatment, (i) a Non-U.S. Holder who exchanges warrants for amended warrants will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange (ii) such Non-U.S. Holder's tax basis in the amended warrants received will be equal to the Non-U.S. Holder's tax basis in the warrants exchanged therefor, and (iii) the holding period of the amended warrants will include the holding period of the warrants exchanged therefor.

        If our treatment of an exchange of warrants for amended warrants were successfully challenged and such exchange were not treated as a recapitalization for U.S. federal income tax purposes, exchanging Non-U.S. holders would generally be subject to U.S. taxation in accordance with the rules described below under "Consequences to Non-U.S. Holders—Sale or Redemption of Amended Warrants and Common Stock; Exercise of Amended Warrants."

  Sale or Redemption of Amended Warrants and Common Stock; Exercise of Amended Warrants

        Except as described below and subject to the discussion concerning backup withholding, a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax with respect to any gain realized upon the sale or redemption of amended warrants or common stock acquired on the exercise of amended warrants or from the exercise of an amended warrant. Further, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to any such gain unless (i) the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if a tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the amended warrant or common stock as a capital asset and is present in the U.S. for 183 days or more in the taxable year of disposition, (iii) the Non-U.S Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates, or (iv) the common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition of such Non-U.S. Holder's holding period for such common stock. We do not believe we are or will become a USRPHC for U.S. federal income tax purposes.

        A Non-U.S. Holder described in clause (i) above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in clause (i) above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder described in clause (ii) above will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though such Non-U.S. Holder is not considered a resident of the U.S.). A Non-U.S. Holder should consult any applicable income tax treaties that may provide for different rules.

  Dividends on Common Stock

        Any distribution on common stock to a Non-U.S. Holder will generally be subject to U.S. federal income tax withholding at a rate of 30%, unless (i) a lower rate is provided by an applicable tax treaty or (ii) the distribution is effectively connected with the conduct of a trade or business in the U.S. by the Non-U.S. Holder, in which case the distribution may be subject to graduated U.S. federal income tax as if such amounts were earned by a U.S. Holder and, for corporate Non-U.S. Holders, may also be subject to an additional 30% branch profits tax (or a lower rate provided by an applicable tax treaty). For either of these exceptions to apply, the Non-U.S Holder may be required to provide a properly executed certificate claiming the benefits of a treaty or exemption.

  Information Reporting and Backup Withholding

        Generally, we must report annually to the IRS the amount of dividends paid to you on common stock and gross proceeds paid to you on any sale or other disposition of amended warrants or common stock, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in your country of residence.

        Payments of dividends on common stock or of proceeds on the sale or other disposition of common stock or amended warrants made to you may be subject to information reporting and backup withholding unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

        Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

14.   Fees and Expenses.

        We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of warrants pursuant to the offer.

15.   Additional Information.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend and Exchange is a part. This Offer to Amend and Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to tender your warrants:

  •
  our Annual Report on Form 10-K for the year ended June 30, 2003, filed with the SEC on September 29, 2003, and amended by the Company's Annual Report on Form 10-K/A, filed with the SEC on October 28, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed with the SEC on November 14, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004;

  •
  the definitive Proxy Statement relating to our 2003 Annual Meeting of Stockholders, filed with the SEC on December 15, 2003;

  •
  our Current Reports on Form 8-K, filed with the SEC on December 31, 2003 and February 5, 2004; and

  •
  the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on August 15, 1997, including any amendments or reports filed for the purpose of updating that description.

        This Offer to Amend and Exchange also incorporates by reference any future filings that we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (except for information furnished to the SEC that is not deemed to be "filed" for purposes of the Exchange Act) on or subsequent to the date of this Offer to Amend and Exchange until the expiration of the offer.

        These filings and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, reports, proxy statements and other information that we file with the SEC are publicly available through the SEC's site on the Internet's Word Wide Web, located at http://www.sec.gov.

        We will provide without charge to each person to whom a copy of the Offer to Amend and Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Joseph Markey at Valentis, Inc., (650) 697-1900, extension 369.

        As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Amend and Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Amend and Exchange should be read together with the information contained in the documents to which we have referred you.

16.   Forward-Looking Statements.

        This Offer to Amend and Exchange and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements include, without limitation, statements containing the words "believes," "anticipates," "expects," "projects," and other words of similar import or the negative of those terms or expressions. Such forward-looking statements, including our expectations related to the availability of clinical trial data, will have known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Valentis, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those set forth in such forward-looking statements as a result of the "Additional Factors That May Affect Future Results" described in our Annual Report in Part I, Item 1. Business and other risks detailed in our reports filed with the SEC.

17.   Miscellaneous.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your warrants pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and Exchange, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

QuickLinks

SUMMARY OF TERMS
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
THE OFFER